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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                ---------------


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                 JULY 27, 2006
                Date of Report (Date of earliest event reported)

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                                   PCTEL, INC.
             (Exact name of registrant as specified in its charter)


        DELAWARE                         000-27115               77-0364943
        --------                         ---------               ----------
(State or Other Jurisdiction of        (Commission              (IRS Employer
       Incorporation)                  File Number)          Identification No.)


                         8725 W. HIGGINS ROAD, SUITE 400
                                CHICAGO, IL 60631
          (Address of Principal Executive Offices, including Zip Code)

                                 (773) 243-3000
              (Registrant's telephone number, including area code)



Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12(b))

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

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The company filed a Current Report on Form 8-K dated April 7, 2006 related to the discontinuance of its manufacturing operations at its factory in Dublin, Ireland. This filing updates the information presented in the previous filing.

ITEM 2.05   COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

     On April 7, 2006, the company reached an agreement in principle with the labor union responsible for the company's manufacturing and certain other personnel in its Dublin, Ireland factory to discontinue the manufacture of the iVET, PMR and DPMR lines of the company's antenna products at that location. The agreement was formally signed on April 20, 2006. This agreement will enable the company to wind down its manufacturing operations at the Dublin facility, terminate 65 redundant employee positions, terminate its facilities lease at this location, and reduce its pension obligations to terminated employees. Manufacturing of the discontinued lines of antenna products will be substantially relocated either to a contract manufacturer in St. Petersburg, Russia, or to the company's Antenna Products Group facility in Bloomingdale, Illinois. The process of winding down manufacturing operations in Dublin and relocating the products to their new manufacturing locations is expected to be complete in August 2006, and the related general and administrative support functions are expected to be eliminated by the end of 2006.

     The company will continue to maintain antenna research and development as well as sales and marketing activities in a smaller facility in Dublin to be established during the last quarter of 2006. The company believes that its restructuring activities in Dublin will enable it to improve the gross profit margins of the antenna product lines that were included with the company's acquisition of Sigma Wireless Technologies in July 2005.

     The company expects to incur restructuring costs related to the discontinuation of its Dublin manufacturing operations. The categories of costs are: severance pay for employees whose jobs are being made redundant; future minimum lease payments through June 2007 on the existing Dublin facility which will be vacated; and, termination of the employee pension defined benefit plan. The severance, future lease payments, and a portion of the termination of the employee pension defined benefit plan will result in future cash expenditures.

     The company will incur severance costs of approximately $1.5 million. Approximately $0.5 million was recorded in the first quarter, $0.9 million in the second quarter, with the remaining $0.1 million to be recorded over the second half of 2006.

     It is anticipated that the future minimum lease payments between the time the facility is vacated and the end of the minimum lease period will be between $0.1 and $0.2 million.

     The company terminated the pension plan and funded an agreed upon $0.6 million obligation in June 2006. The result was a non-cash net gain on termination of the plan of $2.6 million, which was recorded in the second quarter as an offset to restructuring cost.

ITEM 2.06   MATERIAL IMPAIRMENTS

     In conjunction with the discontinuance of manufacturing operations in the Dublin facility, the company will dispose of fixed assets no longer required. It anticipates the net book value of such assets to be in a range between $0.3 and $0.5 million. The impairment is non-cash in nature.

     In conjunction with the discontinuance of manufacturing operations in the Dublin facility, the company will dispose of inventory that is not compatible with the new manufacturing model. The value


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of the inventory is $0.4 million, and was recorded as a restructuring expense in
Q2 2006. The impairment is non-cash in nature.





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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  July 27, 2006



                                            PCTEL, INC.

                                            By:  /s/ John W. Schoen
                                                 -------------------------------
                                                 John W. Schoen,
                                                 Chief Financial Officer


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